Exhibit 10.13

Molecular Partners AG: Restricted Share Plan 2017

Molecular Partners AG

Restricted Share Plan 2017
Annex 4_RSU Plan 2017_for CC Approval

Molecular Partners AG: Restricted Share Plan 2017	2 | 9
Contents

	Restricted Share Plan 2017	3
1.	Purpose	3
2.	Definitions and Interpretation	3
3.	Responsibilities and Administration	3
4.	Eligibility and Participation	4
5.	Grant of RSUs	4
6.	No Securities	4
7.	No Transfer	5
8.	Vesting and Delivery of Shares	5
9.	Underlying Shares	5
10.	Taxes and Social Security Contributions	5
11.	Disclosure Requirements	6
12.	Other Obligations of the Participant	6
13.	Termination of Relationship	6
14.	Change of Control	7
15.	Corporate Events	8
16.	Data Protection	8
17	Legal and regulatory restrictions	8
18.	Amendment and Termination	9
19.	Severability	9
20.	Governing Law and Jurisdiction	9
21.	Entry into Force	9

Annexes
Annex 1: Definitions
Annex 2: Form of RSU Award Agreement

Molecular Partners AG: Restricted Share Plan 2017	3 | 9
Restricted Share Plan 2017
1.Purpose
The purpose of this restricted share plan (Plan) is to establish a framework that enables the Company to provide certain eligible persons with a variable long-term incentive to contribute to the future success and prosperity of the Company and to better align their interests with those of the Company and its shareholders by granting Restricted Share Units (each a RSU) to them.
2.Definitions and Interpretation
Capitalized terms used in this Plan shall have the meaning set forth in Annex 1.
3.Responsibilities and Administration
(a)This Plan has been approved and issued by the Board of Directors and any amendments or new editions of this Plan or new or other plans shall require the approval by the Board of Directors. The Board of Directors shall be in charge of approving, upon recommendation of the compensation committee of the Board of Directors (Compensation Committee), the maximum number of RSUs that may be granted under this Plan.
(b)The Compensation Committee shall be responsible for the implementation and administration of the Plan and shall make recommendations to amend, renew or terminate the Plan or to replace it with new editions or other plans. It may delegate, under its supervision, the implementation and administration, as well as grants of RSUs other than to members of the Board of Directors to one or several administrators (Administrator).
(c)Any grants of RSUs to members of the Board of Directors shall be approved by the Board of Directors based on individual recommendations of the Compensation Committee and will, as long as shareholder approval for the aggregate amount of compensation is outstanding, be conditional upon such shareholder approval. In case that the amount approved by the shareholders does not cover the full amount of contemplated aggregate compensation for the year of grant, the entitlements to long-term compensation may be reduced by the Compensation Committee in its sole discretion.
(d)All resolutions, decisions, determinations and interpretations made by the Compensation Committee or, upon delegation by the Compensation Committee, an Administrator pursuant to this Plan, including any amendments or withdrawals of grants, are final and binding, unless approval by the Board of Directors or the shareholders' meeting is required.
(e)Any technical or administrative task in connection with the Plan may be outsourced by the Compensation Committee or the relevant Administrator to a third party service provider, e.g. the bank in charge with the creation of the Shares (each a Plan Service Provider).

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4.Eligibility and Participation
(a)As a rule, members of the Board of Directors and selected consultants may become eligible to participate in this Plan. The decision on eligibility is reserved to the Compensation Committee or, other than to members of the Board of Directors, the relevant Administrator.
(b)Nothing in this Plan shall provide any rights to eligible persons or any other person nor create any obligation of the Company to grant RSUs based on this Plan or otherwise. This Plan is only applicable in connection with a mutually signed RSU award agreement (RSU Award Agreement) among the Company (or the relevant Group Company) and the eligible person, substantially in the form attached hereto as Annex 2. The right to receive RSUs shall accrue exclusively to those eligible persons who have, in accordance with this Plan, been duly and validly offered and have signed and returned their individual RSU Award Agreement by the relevant due date (each a Participant).
(c)Grants of RSUs based on this Plan are discretionary and shall not create any entitlement to participate in future grants or in future participation, incentive or benefit plans, including future restricted share plans, regardless of the length of time a person has previously been allocated RSUs or other entitlements under this Plan or other plans.
(d)Neither the grant of RSUs, nor the transfer of Shares in connection with this Plan shall confer upon any Participant any right to a continued Relationship with any Group Company.
5.Grant of RSUs
(a)Grants of RSUs shall be exclusively made by way of RSU Award Agreements. The RSU Award Agreement shall set forth the number of RSUs and certain other terms and conditions of such grant. Except as otherwise determined in a RSU Award Agreement, RSUs shall be granted to the Participants free of charge.
(b)One RSU represents a conditional entitlement to purchase one Share at the nominal value of the Share. The number of Shares corresponding to the number vested RSUs shall be allocated to a Participant upon vesting, subject to, and in accordance with, the terms and conditions of this Plan and the RSU Award Agreement.
(c)The date of grant shall be determined by the Compensation Committee or the relevant Administrator and set out in the RSU Award Agreement (the Grant Date).
6.No Securities
RSUs are neither Shares nor securities of any kind and no shareholder rights or similar rights are attached to the RSUs. The Participants will only obtain shareholder rights (including voting and dividend rights) upon actual transfer of Shares, if any, according to the terms and conditions of the Plan and upon entry into the share register, subject to, and in accordance with, article 5 of the Company's articles of incorporation.

Molecular Partners AG: Restricted Share Plan 2017	5 | 9
7.No Transfer
RSUs granted under this Plan and the RSU Award Agreement are personal and non-transferable. Participants shall not be permitted to sell, donate, pledge, assign or otherwise dispose of the RSUs to third parties other than as provided for in the Plan. In case of death of a Participant, Section 13 hereof shall apply.
8.Vesting and Delivery of Shares
(a)Unless otherwise set out in this Plan (in particular in Section 13) or in the RSU Award Agreement, RSUs shall vest in the third calendar year following the year of grant. In such case, vesting shall occur on the third anniversary of the Grant Date (the Vesting Date). The period between the Grant Date and the Vesting Date shall be deemed the Vesting Period.
(b)Subject to section 13(b) below, no RSU shall vest if, during the first year of the Vesting Period (or, in case of a member of the Board of Directors, prior to the end of a full term of office), the relevant Participant's Relationship is terminated or another reason for termination of such Relationship occurs other than through termination by the Participant for cause (wichtige Gründe), set by a Group Company.
(c)The Shares shall be delivered by or on behalf of the Company to the Participant upon signing an acquisition declaration and payment of the nominal value of the Shares by the Participant. Instead, the Company may provide for cash-less acquisition or vesting-sale arrangements through a Plan Service Provider or otherwise.
9.Underlying Shares
Shares to be delivered to Participants shall, subject to adjustment, if any, pursuant to Section 15, be registered shares of the Company with a nominal value of CHF 0.10 each (each a Share). Such Shares shall, at the discretion of the Compensation Committee and the Board of Directors, be sourced from conditional share capital, from treasury shares or from other sources. Unless otherwise determined by the Board of Directors or the Compensation Committee, Shares shall be sourced from the Company's conditional share capital and a respective number of Shares out of conditional capital shall be deemed reserved, accordingly.
10.Taxes and Social Security Contributions
(a)Any Participant shall be responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax and social security authorities. Income, capital gain or other taxes due on the granting of RSUs, on the allocation of Shares and the subsequent sale of Shares or a respective cash equivalent are in the sole responsibility of the Participant.
(b)The grant, vesting, delivery or sale of Shares or other relevant event in connection with the RSUs may be subject to the withholding of tax and social security contributions by the Company or, if different, the relevant Group Company. The Company and the relevant Group Company, shall be entitled to deduct or withhold a sufficient portion of the value otherwise due to be released under this Plan or of any other payment to the relevant Participant to satisfy any withholding requirement in connection therewith. Without limitation, withholding arrangements may include the sale of Shares to be delivered for RSU awards on behalf of a

Molecular Partners AG: Restricted Share Plan 2017	6 | 9
Participant and withholding of proceeds or deductions from salary or bonus payments, or require a payment from the Participant to the Company or the relevant Group Company before settlement of the RSU awards.
(c)The Company shall have the right (but no obligation, unless required by applicable law) to notify the tax and social security authorities of the grant of RSU awards, Shares or related events.
11.Disclosure Requirements
Any Participant shall be responsible to promptly comply with any applicable disclosure requirements under securities law and stock exchange regulations in connection with the receipt of grants of RSUs or Shares or upon the sale of Shares, including any disclosure requirements triggered by the thresholds for the ownership of shares and|or rights to obtain shares under Article 120 Financial Market Infrastructure Act and any management transaction notifications under Article 56 of the SIX Swiss Exchange listing rules. See also the Company's public disclosure, reporting and securities trading policy.
12.Other Obligations of the Participant
The Company is entitled to block or prohibit the issuance or release of Shares otherwise due to be issued or released if the Participant has any outstanding obligations (whether in connection with the Plan or otherwise arising in connection with the Participant's Relationship with the Company) to any Group Company, until the Participant has satisfied such outstanding obligations.
13.Termination of Relationship
(a)If a Participant's Relationship is terminated or another reason for termination occurs during the first year of the Vesting Period (or, in case of a member of the Board of Directors, prior to the end of a full term of office), other than through termination by the Participant for cause (wichtige Gründe) and except as set out in subsection 13 (b) below, all RSUs shall immediately cease and be forfeited.
(b)If the Relationship terminates during the first year of the Vesting Period (or, in case of a member of the Board of Directors, prior to the end of a full term of office) by reason of death, permanent illness or disability of the Participant, a pro rata number of RSUs granted to the Participant shall vest immediately with the remaining RSUs lapsing without further effect. The Board of Directors may, at its sole discretion and with final and binding effect, based on a recommendation by the Compensation Committee and taking into consideration the objectives of the Plan, grant further exceptions from the forfeiture clause as per section 13 (a) above.

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14.Change of Control
(a)For purposes of this Plan, a change of control shall mean the occurrence of any of the following events (each a Change of Control):
(1)the acquisition in one or more transaction by any person or group of persons acting in concert, directly or indirectly, of the beneficial ownership of Shares and | or rights to acquire Shares representing 50% or more of the voting rights pertaining to the total number of Shares issued and registered in the commercial register;
(2)any facts or circumstances that require any person or group of persons acting in concert to launch a mandatory offer within the meaning of applicable takeover regulations;
(3)a public offer for Shares by any person or persons (other than in order to implement a new parent company held by the same owners of Shares), for such number of Shares that, by itself or together with Shares already held, triggers the duty to extend the offer to all Shares outstanding, if and when such offer becomes unconditional (subject only to conditions, if any, that survive following the regular offer period);
(4)the reorganization, merger, scheme of arrangement, consolidation, liquidation or similar transaction of the Company otherwise than through a transaction by which the persons who beneficially held Shares representing 100% of the voting rights pertaining to the total number of Shares issued and registered in the commercial register prior to such transaction receive or continue to hold shares representing more than 50% of the voting rights pertaining to the total number of outstanding shares of the new or continuing entity.
(b)In the event of a Change of Control of the Company, the following shall apply for all RSUs in respect of which the Vesting Date has not occurred by the date of the Change of Control:
(1)all RSUs will vest immediately; and
(2)the RSUs will be paid out in Shares, unless the Compensation Committee resolves to repurchase or exchange RSUs or decides upon another solution to provide the Participants with the vesting value of the RSUs.
(c)If based on a good faith assessment of the particular circumstances and effects of a Change of Control event, such event does not fall into the category and nature of cases, circumstances and consequences addressed by the definition of Change of Control, which are deemed to justify an early vesting, the Board of Directors may, based on a recommendation by the Compensation Committee, decide to replace the consequences set forth above, by other terms that more appropriately and fairly address the situation.
(d)If an event does not fall under the definition of Change of Control, but has substantially comparable effects as a Change of Control event, the Board of Directors may, based on a recommendation by the Compensation Committee, decide to treat such event like a Change of Control event, providing, however, such adjustments to the consequences set forth above, that adequately and fairly address the differences to an actual Change of Control.

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15.Corporate Events
In the event of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, issuance of options or other rights to purchase Shares at a price substantially below fair market value, or other extraordinary corporate events, which significantly dilute the value of the Shares underlying the RSUs such that an adjustment is required in order to preserve the benefits intended to be made available under this Plan, then the RSUs and related terms shall be adjusted and/or, if deemed appropriate, a cash payment to Participants or persons having outstanding RSUs shall be made to compensate such dilution. Such adjustment shall be resolved by the Board of Directors at its sole discretion with final and binding effect, based on a recommendation by the Compensation Committee and taking into consideration the acquired rights of the Participants and the objectives of the Plan.
16.Data Protection
(a)By accepting a grant of RSUs, each Participant consents to the collection and processing of personal data relating to the Participant in connection with such grant and the performance of this Plan and the RSU Award Agreement by the Company, the Board of Directors, the Administrator and any other person or entity the Company may find appropriate for the administration of the Plan. The data may be used for the aforementioned parties to perform their rights and obligations in connection with this Plan, issue certificates (if any), issue statements, disclosure and communications relating to the Plan and the RSUs, to provide for cash-less grants or sale mechanics and to generally administer and manage the Plan or keep records of participation levels.
(b)Each Participant consents to the disclosure of such personal data by any Group Company to the Board of Directors, any Administrator or any Plan Service Provider and any other person or entity (including, without limitation, to third parties for due diligence purposes, or to tax authorities) as the Company may find appropriate. Such disclosure may include the transfer or processing of such personal data in jurisdictions other than Switzerland or the jurisdiction of the relevant Group Company.
17.Legal and regulatory restrictions
(a)Neither the Shares nor the RSU have been or will be registered or listed in any jurisdiction other than, if and to the extent required, Switzerland.
(b)Nothing in this Plan is intended to be deemed a public offering of, or solicitation of investments in, securities of the Company nor a private offering of securities into any jurisdiction or to any person in circumstances that would require compliance with licensing, filing, prospectus, registration or similar requirements in connection therewith. If and to the extent that the grant of RSUs or the delivery of Shares pursuant to this Plan or the extension of eligibility under this Plan into any jurisdiction or to any person conflicts with any securities, stock exchange or other laws and regulations or would trigger any licensing, filing, prospectus, registration or similar requirement (other than the regular listing of the Shares at SIX Swiss Exchange and their registration in the commercial register and in the book entry system to create intermediated securities (Bucheffekten)), such grant, delivery or extension shall be deemed null and void. In such case, the Company may (without obligation) decide in

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its own discretion whether and how to compensate the relevant persons in lieu of such grant, delivery or extension.
(c)Any Participant shall be required to observe trading or other bans as well as the prohibitions of insider trading and market manipulation in connection with the RSUs and any shares granted thereunder.
(d)Any grant of RSUs to members of the Board of Directors that qualifies as prohibited payment under the Compensation Ordinance or otherwise, shall be null and void.
(e)If and to the extent that any term of this Plan, such as terms providing for early vesting, in particular in case of termination of Relationship or Change of Control, should, at the time of the relevant event, qualify as providing additional value to a member of the Board of Directors in a manner that would violate the Compensation Ordinance or other legal provisions, such additional value shall be otherwise compensated, e.g. by a relevant deduction from cash compensation or other proceeds.
18.Amendment and Termination
In exceptional cases, the Board of Directors may terminate, suspend or amend this Plan at its sole discretion with regard to all or some future or past RSU grants. Any adverse economic effects of such termination, suspension or amendment on grants already made pursuant to a RSU Agreement shall be fairly compensated in cash, by adjustment of other terms of the grant, by replacement by other grants or benefits, or otherwise.
19.Severability
The invalidity or non-enforceability of any one or more provisions of this Plan shall not affect the validity or enforceability of any other provisions of this Plan, which shall remain in full force and effect. The invalid provisions shall be replaced by valid provisions that economically come as close as possible to the original (invalid) provisions.
20.Governing Law and Jurisdiction
(a)This Plan and any RSU Award Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland.
(b)Any disputes arising under or in connection with this Plan, including any disputes under or in connection with the RSU Award Agreement shall be submitted to the exclusive jurisdiction of the courts at the domicile of the Company (currently Schlieren, Canton of Zurich, Switzerland).
21.Entry into Force
As per the approval of the Board of Directors, this Plan shall enter into force as of March 29, 2017.

Molecular Partners AG: Restricted Share Plan 2017

Annex 1

Definitions
As used in this Plan in capitalized form, the following terms shall have the following meaning:
Administrator shall have the meaning set forth in Section 3 above.
Board of Directors shall mean the board of directors of the Company.
Change of Control shall have the meaning set forth in Section 14 above.
CO shall mean the Swiss Code of Obligations as amended.
Company shall mean Molecular Partners AG or any successor or replacement company or a new parent company, all as may be designated by the Board of Directors in the future.
Compensation Committee shall have the meaning set forth in Section 3 above.
Compensation Ordinance shall mean the Federal Ordinance against Excessive Compensation in Listed Companies of November 20, 2013, as may be amended or replaced
Grant Date shall have the meaning set forth in Section 5 above.
Group Company shall mean the Company and any company or entity of which at least 50% of the ownership or voting rights are directly or indirectly owned or otherwise controlled by the Company.
Participant shall mean any eligible person to whom the Company has granted RSUs through a RSU Award Agreement based on this Plan.
Plan shall have the meaning set forth in Section 1 above.
Plan Service Provider shall have the meaning set forth in Section 3 (e) above.
Relationship shall mean the board relationship and any relating contractual relationship of a member of the Board of Directors and the consultancy or other legal or contractual relationship of any other Participant.
RSU shall have the meaning set forth in Section 1 above.
RSU Award Agreement shall have the meaning set forth in Section 4 above.
Shares shall have the meaning set forth in Section 9 above.
Vesting Date shall have the meaning set forth in Section 8 above.
Vesting Period shall have the meaning set forth in Section 8 above.
Annex 4_RSU Plan 2017_for CC Approval

Molecular Partners AG: Restricted Share Plan 2017

Annex 2
RSU Award Agreement 2017
This agreement (Agreement) is made as of the Grant Date set forth below by and between Molecular Partners AG (the Company), a Swiss corporation, with its domicile in Schlieren, Canton of Zurich, Switzerland and [Name, Address] (the Participant) in connection with the Restricted Share Plan 2017 (the RSU Plan), issued by the Company.
Capitalized terms used, but not defined herein, shall have the meaning assigned to them in the RSU Plan.
Subject to the terms and conditions of the RSU Plan, the Company hereby grants to you the following RSUs:

Number of RSUs	[■]
Grant Date	[■]
Year of regular Vesting	[■]
The grants and any rights associated therewith are personal and not transferable. Please note that the RSU Plan includes a number of restrictions and conditions, which may lead to a complete loss of any entitlements hereunder. [Any grants made to members of the Board of Directors shall be subject to the approval of relevant compensation amounts for the Board of Directors by the shareholders' meeting for the year 2017.]
By entering this Agreement, you accept the grant of the RSUs in accordance with this Agreement and the RSU Plan. In order to do so, please sign and return this Agreement no later than by [Date] to [Name] and keep a copy for your files
This grant of RSUs is being made, without obligation, at the sole and unrestricted discretion of the Company. The RSU Plan, your eligibility thereunder, the grant of RSUs or the allocation of Shares in connection therewith shall not confer upon you any right to participate in the RSU Plan or to receive grants of RSUs or Shares in the future.
This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland. Any disputes arising under or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the courts at the domicile of the Company (currently Schlieren, Canton of Zurich, Switzerland).

Molecular Partners AG

By:	By:

Accepted and agreed by the Participant on
(date)

(Signature)